United Securities Legal Group, APC

1968 S. Coast HWY, #2548, Laguna Beach, CA, 92651

Tel: (917) 985-7989; Email: CEO@USLG.US

Jiang Jing; Admitted in the State of California

Dated: March 12th, 2026

To: GSGG Inc.;

Address: 3010 23rd Astoria, New York 11102

Dear Sir/Madam,

I have acted, at your request, as special counsel to GSGG Inc., a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 3,000,000.00 shares of Company’s common stock, par value $0.0001, offered by the Company at a price of $0.1 per share of Company common stock to be offered and distributed by Company (the “Shares”), pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Delaware., to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Certificate of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the “Documents”) have been duly authorized and executed (except as it relates to the Company in which case the Documents have in fact been duly authorized and executed); (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon my review described herein, it is my opinion that: the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Delaware. corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware., as specified herein.

I hereby consent to the filing of this opinion as an Exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

United Securities Legal Group, APC

By: /s/ Jiang Jing

Jiang Jing

Email: CEO@USLG.US

Tel: 917 985 7989